EXHIBIT 10.3
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                                    FORM OF

                              TAX SHARING AGREEMENT

      This Agreement is entered into as of the [ ] day of [ ] , 2002 between Casual Male Retail Group, Inc., a _Delaware__ corporation, on behalf of itself and its affiliates (other than LPI) (together with such affiliates, "CMRG"), and LP Innovations, Inc. ("LPI"), a Nevada corporation.

                              W I T N E S S E T H:

      WHEREAS, prior to the date hereof, CMRG owned 100% of the stock of LPI, and, as of the date hereof, CMRG is distributing all of such stock to its shareholders (the "Distribution");

      WHEREAS, pursuant to the Tax laws of various jurisdictions, CMRG and LPI presently file certain Tax Returns on an affiliated, consolidated, combined, unitary, fiscal unit or other group basis (a "Combined Basis"); and

      WHEREAS, the parties wish to provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns and provide for certain other matters relating to Taxes;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

      Section 1. Definition of Terms. For purposes of this Agreement, the following terms have the following meanings:

      "Code" means the U.S. Internal Revenue Code of 1986, as amended, or any successor law.

      "Distribution Date" means the date of the Distribution.

      "Post-Distribution Period" means any Tax period beginning after the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Distribution Date.

      "Pre-Distribution Period" means any Tax period ending on or before the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.

      "Straddle Period" means any Tax period that begins on or before and ends after the Distribution Date.

      "Tax" or "Taxes" means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by

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any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

      "Tax Authority" means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

      "Tax Contest" means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes of any of the parties (including any administrative or judicial review of any claim for refund) for any Pre-Distribution Period.

      "Tax Return" means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

      "Treasury Regulations" means the regulations promulgated from time to time under the Code as in effect for the relevant Tax period.

      Section 2.    Allocation of Tax Liabilities, Refunds and Credits.

             2.01. LPI Liability. LPI shall be liable for, and shall indemnify and hold harmless CMRG from and against any liability for (i) any liability imposed on LPI for Taxes computed under applicable law on a separate company basis and (ii) any liability imposed on LPI or CMRG for Taxes computed under applicable law on a Combined Basis, to the extent such liability is allocable to LPI. A Tax liability shall be determined to be allocable to LPI to the extent such liability would arise if LPI filed a separate Tax Return based on the income and other factors (including, if relevant, apportionment factors) of LPI computed on a stand alone basis and, with respect to Federal income Taxes, otherwise in accordance with the Treasury Regulations under Code Section 1552.

             2.02. CMRG Liability. CMRG shall be liable for, and shall indemnify and hold harmless LPI from and against any liability for (i) all other Taxes not specifically allocated to LPI under Section 2.01 and (ii) all Taxes resulting from the Distribution, including (x) any sales and use, gross receipts, or other transfer Taxes and (y) any Tax resulting from any income or gain recognized under Treasury Regulation Sections 1.1502-13 or 1.1502-19 (or any corresponding provisions of other applicable Tax laws) as a result of the Distribution.

             2.03. Refunds and Credits. LPI shall be entitled to all refunds and credits allocable to LPI, determined in the same manner as set forth above with respect to liability for Taxes, and CMRG shall be entitled to all other refunds and credits.

             2.04. Net Operating Losses. CMRG shall not pay LPI for any Tax benefit realized by CMRG attributable to the use by CMRG of any net operating losses of LPI, and LPI shall pay CMRG for any Tax benefit realized by LPI attributable to the use by LPI of any net operating losses of CMRG.

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             2.05.  No election shall be made under Treasury Regulation Section
1.1502-76(b)(2)(ii) (relating to ratable allocation of a year's items) without the consent of both CMRG and LPI.

             2.06. Payment. All amounts required to be paid by one party to the other pursuant to this Section 2 or other provisions of this Agreement shall be paid (i) within ten (10) business days following receipt of written notice of such obligation from the other party or (ii), if such obligation is contested, within ten (10) business days following final determination of such obligation.

      Section 3.    Preparation and Filing of Tax Returns

             3.01. General. Tax Returns shall be prepared and filed when due (including extensions) by the person obligated (or, in the case of refund claims and amended returns, permitted) to file such Tax Returns under the Code or other applicable law.

             3.02. Tax Accounting Practices. Except as otherwise provided in this Section 3.02, any Tax Return for any Pre-Distribution Period or any Straddle Period, and any Tax Return for any Post-Distribution Period to the extent items reported on such Tax Return might reasonably affect items reported on any Tax Return for any Pre-Distribution Period or any Straddle Period, shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the Code or other applicable Tax Law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the Code or other applicable Tax Law), in accordance with reasonable Tax accounting practices selected by the party responsible for preparing and filing the Tax Return.

             3.03. Right to Review Tax Returns. The party preparing a Tax Return shall, if requested, make such Tax Return and related workpapers available for review and comment by the other party, within a meaningful time prior to the filing thereof, to the extent (i) such Tax Return relates to Taxes for which the requesting party may be liable or to a refund to which the requesting party may be entitled or (ii) the requesting party otherwise reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. The parties shall attempt in good faith to resolve any issues arising out of the review of such Tax Returns.

      Section 4.    Assistance and Cooperation

             4.01. General. Each party shall cooperate with the other party and its agents in connection with Tax matters relating to the parties, including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any Tax Contests. Such cooperation shall include making all information and documents in their possession relating to the other party available to such other party. Each party shall also make available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing

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information or documents in connection with any Tax Contests. Any information or documents provided shall be kept confidential by the party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any Tax Contests.

      Section 5.    Tax Records

             5.01. Retention of Tax Records. Each party shall preserve and keep all Tax records for Pre-Distribution Periods until the expiration of any applicable statute of limitations, after which time the party may dispose of such records.

             5.02. Access to Tax Records. The parties shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax records in their possession to the extent reasonably required by the other party in connection with the preparation of Tax Returns, audits, litigation, or the resolution of items under this Agreement.

      Section 6.    Tax Contests

             6.01. Notice. Each party shall provide prompt notice to the other of any Tax Contest of which it becomes aware related to Taxes for which it is indemnified by other party hereunder. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. Failure to provide such notice shall not release the indemnifying party from any indemnification obligations hereunder except to the extent, if any, that such party was prejudiced by such failure.

             6.02. Control. LPI shall have the right to control any Tax Contests for which it would be exclusively or primarily liable under this Agreement, and CMRG shall have the right to control all other Tax Contests.

             6.03. Information. Each of CMRG and LPI shall keep the other timely informed of any and all developments in any Tax Contest and shall provide the other with copies of any notices, papers or documents received from or submitted to any Tax Authority in connection with such Tax Contest.

             6.04. Settlement. Without the prior written consent of LPI, which shall not be unreasonably withheld, delayed or conditioned, CMRG shall not agree to any settlement of a Tax Contest for which LPI could be liable under this Agreement or that could affect the Tax liability of LPI that is not fully indemnifiable hereunder. Without the prior written consent of CMRG, which shall not be unreasonably withheld, delayed or conditioned, LPI shall not agree to any settlement of a Tax Contest for which CMRG could be liable under this Agreement or that could affect the Tax liability of CMRG that is not fully indemnifiable hereunder.

      Section 7. Disagreements. If after good faith negotiations the parties cannot agree on the application of this Agreement to any matter, then the matter will be referred to a nationally recognized accounting firm acceptable to each of the parties (the "Accounting Firm"). The Accounting Firm shall furnish written notice to the parties of its resolution of any such disagreement as soon as practical, but in any event no later than 45 days after its acceptance of

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the matter for resolution. Any such resolution by the Accounting Firm will be conclusive and binding on all parties to this Agreement. Each party shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Accounting Firm. All fees and expenses of the Accounting Firm in connection with such referral shall be shared equally by the parties affected by the matter.

      Section 8. Expenses. Except as provided in Section 7, each party shall bear its own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

      Section 9.    General Provisions

             9.01. Addresses and Notices. Any notice, demand, request or report required or permitted to be given or made to any party under this Agreement shall be in writing and shall be deemed given or made when delivered in party or when sent by first class mail or by other commercially reasonable means of written communication (including delivery by an internationally recognized courier service or by facsimile transmission) to the party at the party's address as follows:

             If to CMRG: Casual Male Retail Group, Inc.
                         555 Turnpike Street
                         Canton, MA 02021
                         Attn:  Dennis R. Hernreich, Exec. VP, CFO

             If to LPI:  LP Innovations, Inc.
                         330 Turnpike Street
                         Canton, MA 02021
                         Attn:  Steven P. May, President


A party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other party.

             9.02. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

             9.03. Waiver. No failure by any party to insist upon the strict performance of any obligation under this Agreement or to exercise any right or remedy under this Agreement shall constitute waiver of any such obligation, right, or remedy or any other obligation, rights, or remedies under this Agreement.

             9.04. Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

             9.05. Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to

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the other party and their affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other party.

             9.06. Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements and understandings pertaining thereto. In the event of any inconsistency between this Agreement and any other agreements relating to the Distribution and related transactions, the provisions of this Agreement shall control.

             9.07. Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party.

             9.08. No Double Recovery; Subrogation. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement. Subject to any limitations provided in this Agreement, the indemnifying party shall be subrogated to all rights of the indemnified party for recovery from any third party.

             9.09. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

             9.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the respective officers as of the date set forth above.



                                          CASUAL MALE RETAIL GROUP, INC.

                                          By:   _____________________


                                          Its:  _____________________



                                          LP INNOVATIONS, Inc.

                                          By:   _____________________


                                          Its:  _____________________


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